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                                                                    Exhibit 23.3

                         [Letterhead of FinPro, Inc.]
August 4, 1999


Boards of Directors
American Financial Holdings, Inc.
American Savings Bank
178 Main Street
New Britain, CT 06051


Dear Board Members:

We hereby consent to the use of our firm's name, FinPro, Inc. ("FinPro"), in the Application for Conversion of American Savings Bank, and any amendments thereto, and in the Registration Statement on Form S-1, and any amendments thereto, filed by American Financial Holdings, Inc. and references to the Conversion Valuation Appraisal Report ("Report") and the valuation of American Savings Bank provided by FinPro, and our opinion regarding subscription rights filed as an exhibit to the applications referred to above. We also consent to the use of our firm's name and the inclusion of, summary of and references to our Report in the Form S-1 Registration Statement filed by American Financial Holdings, Inc. and any amendments thereto, and the Application for Conversion filed by American Savings Bank, and any amendments thereto.


                          Very Truly Yours,
                          /s/ FinPro, Inc.
                          FinPro, Inc.

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                         [Letterhead of FinPro, Inc.]

August 4, 1999


Boards of Directors
American Financial Holdings, Inc.
American Savings Bank
178 Main Street
New Britain, CT 06051

Dear Board Members:

All capitalized terms not otherwise defined in this letter have the meanings given such terms in the Plan of Conversion, as amended (the "Plan") adopted by the Board of Directors of American Savings Bank (the "Bank"), whereby the Bank will convert from a Connecticut State-chartered mutual savings bank to a Connecticut State-chartered stock savings bank and issue all of the Bank's outstanding capital stock to American Financial Holdings, Inc. (the "Company"). Simultaneously, the Company will issue shares of common stock.

We understand that in accordance with the Plan, subscription rights to purchase shares of the Conversion Stock are to be issued to (i) Eligible Account Holders;
(ii) Employee Plans; and (iii) if required by the Federal Deposit Insurance Corporation, Supplemental Eligible Account Holders, (iv) directors, officers and employees of the Bank who do not otherwise qualify as Eligible or Supplemental Account Holders, and (v) corporators of the Bank who do not otherwise qualify as Eligible or Supplemental Account Holders together collectively referred to as the "Recipients". Based solely on our observation that the subscription rights will be available to such Recipients without cost, will be legally non-transferable and of short duration, and will afford the Recipients the right only to purchase shares of Conversion Stock at the same price as will be paid by members of the general public in the Direct Community Offering, if any, but without undertaking any independent investigation of state or federal law or the position of the Internal Revenue Service with respect to this issue, we are of the belief that:

     (1)  the subscription rights will have no ascertainable market value; and

     (2) the price at which the subscription rights are exercisable will not be more or less than the pro forma market value of the shares upon issuance.

 Changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the Company's value alone. Accordingly, no assurance can be given that persons who subscribe to shares of Conversion Stock in the Conversion will thereafter be able to buy or sell such shares at the same price paid in the Subscription Offering.

                               Very Truly Yours,
                               /s/ FinPro, Inc.
                               FinPro, Inc.